Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Kristin Brown
Redwood Trust, Inc.	Investor Relations
Monday, March 28, 2016	(415) 384-3805

Redwood Trust Announces the Departure of Brett Nicholas

MILL VALLEY, CA, March 28, 2016 – Redwood Trust, Inc. (NYSE: RWT) today announced that Brett Nicholas, Redwood’s President, will be leaving the company on July 1, 2016. Upon Mr. Nicholas’ departure, Christopher Abate, Redwood’s current Chief Financial Officer, will be promoted to President. Redwood has begun the process of identifying a successor Chief Financial Officer for Mr. Abate, who will continue to serve as Chief Financial Officer in the interim.

Marty Hughes, Redwood’s Chief Executive Officer, said “Brett has been an important and powerful contributor at Redwood since he joined the company in 1996. Over the past couple of years, Brett led the team that built our residential loan and capital markets platforms, which are nationally recognized for leadership, integrity, and high quality. His contributions will be missed.” Mr. Hughes added, “On a personal note, I am forever grateful to Brett for the executive partnership and business experiences Brett and I shared over the years.”

“Leading the company has been one of the most rewarding experiences of my career, but it is time for me to look toward the next challenge,” said Brett Nicholas. “It has been an incredible 20 year journey for me and I could not be prouder of what we accomplished in establishing Redwood as a recognized leader and innovator in the mortgage finance markets. I leave the company in strong hands, and well positioned for the future.”

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.